EXHIBIT 10.i.(a)

SECOND AMENDMENT AND AGREEMENT
UNDER THE PARTNERSHIP AGREEMENT

     This Second Amendment and Agreement Under the Partnership Agreement (this "Agreement") dated as of January 1, 1997 by and among (i) IMC Global Operations Inc., a Delaware corporation ("Operations"), (ii) Agrico, Limited Partnership (the "FRP Partner"), a Delaware limited partnership of which Freeport-McMoRan Resource Partners, Limited Partnership, a Delaware limited partnership ("FRP"), owns a 99.8% limited partnership interest and Agrico, Inc., a Delaware corporation ("FRP GPCo"), owns a 0.2% general partnership interest, (iii) IMC-Agrico MP, Inc. (the "Managing Partner"), a Delaware corporation, and (iv) IMC-Agrico Company, a Delaware general partnership (the "Partnership").

     WHEREAS, Operations, the FRP Partner and the Managing Partner are parties to an Amended and Restated Partnership Agreement dated as of July 1, 1993, as further amended and restated as of May 26, 1995, as further amended by the Amendment and Agreement under the Partnership Agreement dated January 23, 1996 (as amended, the "Partnership Agreement");

     WHEREAS, IMC Global Inc., a Delaware corporation ("IMC"), has reorganized its operations into business units and has consolidated the Farmarkets Division and Rainbow Division (each as defined in the Partnership Agreement) into a single business unit referred to as IMC AgriBusiness ("IMC AgriBusiness");

     WHEREAS, prior to the formation of the IMC AgriBusiness business unit, the Partnership Agreement provided for separate pricing for sales to the Farmarkets Division and the Rainbow Division; and

     WHERAS, Operations, the FRP Partner, the Managing Partner and the Partnership believe that certain amendments to the Partnership Agreement are appropriate due to IMC's reorganization into business units;

     NOW, THEREFORE, in consideration of the covenants and agreements herein set forth and of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     Section 1. Except as otherwise defined or amended herein, capitalized terms used in this Agreement shall have the meaning ascribed to such terms in Exhibit A to the Partnership Agreement.

     Section 2. Section 9.12 of the Partnership Agreement is hereby amended and restated to read in its entirety as follows:

     "9.12 Transactions with Affiliates. Except with respect to items (i)(B) and (ii) referred to in the parenthetical phrase in the following sentence, any transaction, agreement arrangement or understanding between or on behalf of the Partnership, on the one hand, and the Operating Partner or any Affiliate of the Operating Partner, on the other hand, must be on terms no less favorable to the Partnership than those which could be obtained from an independent third party providing similar goods or services of a like quality. All such transactions, agreements, arrangements and understandings in an aggregate amount in any Fiscal Year in excess of the Base Affiliate Transaction Amount for such Fiscal Year (other than (i) during any period during which the IMC Partner is Operating Partner, (A) any transactions, agreements, arrangements or understandings with Operations' railcar repair business located at Fitzgerald, Georgia on terms no less favorable to the Partnership than those which could be obtained from an independent third party providing similar goods or services of like quality and (B) any transactions, agreements, arrangements and understandings with IMC AgriBusiness or International Minerals & Chemical (Canada) Global Limited ("IMC Canada Ltd." , formerly International Minerals & Chemical Corporation (Canada) Limited) on the terms set forth on Schedule 9.12 and (ii) (A) the Marketing and Administrative Services Agreement, (B) the Leasing Agreement, (C) the Materials Purchase and Cost Sharing Agreement, (D) the Employee Cost Sharing Agreement and (E) the Limestone Cost Sharing Agreement) shall be subject to the approval of the Policy Committee or the CEOs , as the case may be, in accordance with Section 6.07(a) or (b). Partnership sales to IMC AgriBusiness shall be on the terms set forth in Schedule 9.12. Nothing in Schedule 9.12 shall in any way restrict or affect the right of the Partnership to enter into transactions with Affiliates of the Non-Operating Partner.

The Operating Partner will, and will cause its affiliates to (i) give the Non-Operating Partner and its auditors and other authorized representatives such access to the offices, properties, books and records of such party, (ii) furnish to the Non-Operating Partner and its auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct its employees and auditors to cooperate with the Non-Operating Partner and its auditors and other authorized representatives, in each case as may be reasonably requested by the Non-Operating Partner to evaluate any transactions, agreements, arrangements or understandings between the Partnership or the Managing Partner on the one hand, and the Operating Partner and its Affiliates, on the other hand; provided that any investigation pursuant to this Section shall be conducted in such a manner as not to interfere unreasonably with the conduct of business of the Operating Partner and its Affiliates."

Section 3. Schedule 9.12 of the Partnership Agreement is hereby amended and restated to read in its entirety as follows:

     "A. Sales to IMC Canada Ltd. of GTSP, DAP, GMAP 11-52-0, GMAP 10-50-0 and PFS ("Canada Products") shall be invoiced to Operations by IMC-Agrico Company at the estimated IMC-Agrico Company quarterly weighted average domestic sales realization F.O.B plant, subject to the limitation described in Section D below, ("Quarterly Market Price") for each of Florida, Louisiana, or Offsites, depending upon the source of the Canada Products, less 10%, so long as the aggregate volume for the Canada Products does not exceed 57,619 P2O5 tons for the fiscal year beginning July 1. Sales of the Canada Products in any annual period in excess of 57,619 P2O5 tons shall be invoiced at 100% of the Quarterly Market Price for Florida, Louisiana or Offsites, depending upon the source of the product.

     Sales to IMC Canada Ltd. of any products other than those listed above shall be invoiced to Operations by IMC-Agrico Company at the Quarterly Market Price for Florida, Louisiana or Offsites, depending upon the source of the product.

B.     (i) Sales of amounts set forth below in any Fiscal Year to IMC AgriBusiness of GTSP, DAP, GMAP 11-52-0 and GMAP 10-50-0 (collectively, "Concentrated Phosphates") shall be invoiced to IMC AgriBusiness by IMC-Agrico Company as follows:

(a)     Up to 300,000 tons in the aggregate of Concentrated Phosphates to be resold in the Southeast United States shall be sold to IMC AgriBusiness at the low price reported in the most recent issue of Green Markets at the time of shipment, less a discount of 3%.

(b)     Up to 300,000 tons in the aggregate of Concentrated Phosphates to be used in production in the Southeast United States and all sales of Concentrated Phosphates in the Midwest United States shall be sold to IMC AgriBusiness at the low price reported in the most recent issue of Green Markets at the time of shipment, less a discount of 1.5%.

     Sales of tons of Concentrated Phosphates in excess of the 300,000 tons specified in subparagraph (a) or (b) above in any Fiscal Year shall be made on terms to be mutually agreed between IMC AgriBusiness and IMC-Agrico.

     (ii) Sales of up to 78,000 tons to IMC AgriBusiness of PMAP shall be invoiced to IMC AgriBusiness by IMC-Agrico Company at a price equal to the Partnership's domestic weighted average sales realization F.O.B. plant (excluding sales to IMC AgriBusiness) less a discount of 18%.

     Sales of tons of PMAP in excess of 78,000 tons in any Fiscal Year shall be made on terms to be mutually agreed between IMC AgriBusiness and IMC-Agrico.

(iii) Sales to IMC AgriBusiness of PFS shall be invoiced to IMC AgriBusiness by IMC-Agrico Company at a price equal to (a) the Partnership's domestic weighted average sales realizations F.O.B. plant (excluding sales to IMC AgriBusiness) for DAP minus (b) the market cost component of DAP attributable to anhydrous ammonia.

     C. Any transfer of sales responsibility from IMC's wholesale division to IMC AgriBusiness must be approved by the Policy Committee.

     D. Estimated prices invoiced by IMC-Agrico Company to IMC Canada Ltd. shall be adjusted to actual quarterly sales prices at the end of each quarter. Final price adjustments shall be made within 20 days of the end of each fiscal quarter and within 45 days of the end of each fiscal year."

     Section 4. Exhibit A to the Partnership Agreement shall be amended to add a definition of "IMC AgriBusiness" as follows: "'IMC AgriBusiness ' shall mean the business of the Farmarkets Division and the Rainbow Division as operated by IMC and Operations as of the formation of the IMC AgriBusiness business unit."

     Section 5. The parties acknowledge that the amendments provided for herein result in a reduction of the services provided by Operations under the Marketing and Administrative Services Agreement and that the substitution of IMC AgriBusiness for Operations in this regard is reflected in the discount structure for sales to IMC AgriBusiness. Consequently, the parties agree to reduce the Administrative Fee by $150,000 per year.

     Section 6. This Agreement is solely for the benefit of the parties hereto and no provision of this Agreement shall be deemed to confer upon third parties, any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

     Section 7. This Agreement may be signed in counterparts. Any single counterpart or set of counterparts signed, in either case, by all the parties hereto shall constitute a full and original agreement for all purposes.

     IN WITNESS WHEREOF, the parties have signed this Agreement as of the date first written above.

IMC Global Operations Inc.
(formerly IMC Fertilizer, Inc.)

By: /s/ Robert E. Fowler, Jr.
Name Printed: Robert E. Fowler, Jr.
Title: President

Agrico, Limited Partnership
By: Freeport-McMoran Inc., its
general partnership

By: /s/ Rene L. Latiolais
Name Printed: Rene L. Latiolais
Title: President and CEO

IMC-Agrico MP, Inc.
By: /s/ Marshall I. Smith
Name Printed: Marshall I. Smith
Title: Vice President

IMC-Agrico Company
By: IMC-Agrico MP, Inc.

By: /s/ Richard H. Block
Name Printed: Richard H. Block
Title: President